July 27, 2004

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation’s Second Quarter Earnings Per Share Rises 10.3 Percent

LINCOLN, NE — July 27, 2004 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported that diluted earnings per share increased 10.3 percent to $0.32 for the quarter ended June 30, 2004 compared to $0.29 per diluted share for the quarter ended June 30, 2003.

For the six month period ended June 30, 2004, the Company earned $0.66 per diluted share, a 15.8 percent increase, compared to earnings of $0.57 per diluted share for the same period in 2003.

Highlights from the second quarter of 2004 include:

•	Deposit account fees increased 47.5 percent to a record level of over $2.5 million compared to $1.7 million for the same quarter one year ago;
•	TURBO ASSETS, consisting of higher yielding and/or shorter term loans and a primary focal point for targeted loan growth, grew $66.1 million, or 4.3 percent, to a record level of over $1.6 billion, net of loans in process, compared to the quarter ended March 31, 2004;
•	The Company purchased more than 2.0 million shares of its common stock to complete its second ten percent share repurchase plan; the Board also authorized in its July 2004 meeting the repurchase of an additional ten percent;
•	All formal submissions for approval to acquire United Nebraska Financial Co., the parent company of the $506.3 million United Nebraska Bank, were filed with federal regulatory officials; regulatory approval to acquire United Nebraska Financial Co. was granted July 26, 2004;
•	The Company issued $30.0 million of trust preferred securities; and
•	During the quarter, the Bank opened its latest “Bank of the Future” retail banking office in southwest Omaha, Nebraska.

“TierOne Corporation’s strategic business model is effectively producing strong results and further positioning the company for continued growth in shareholder value during a challenging interest rate environment,” said Gilbert G. Lundstrom, chairman and chief executive officer. “By reaching a new milestone in TURBO ASSETS, boosting noninterest income to record levels and continuing our growth in customer account relationships, TierOne’s fundamental strengths continue to enhance the company’s long-term franchise value.”

Synopsis of Second Quarter 2004 Performance

Net Interest Income
The Company recorded a 5.3 percent decline in net interest income for the three months ended June 30, 2004 to $17.1 million compared to $18.1 million for the same three month period in 2003. Year-to-date, net interest income declined 2.4 percent to $34.9 million in 2004 compared to $35.7 million in 2003. The decline in net interest income is attributable primarily to the decline in the average yield on the loan portfolio due to the repayment and refinancing of higher yielding loans.

The average interest rate spread declined to 2.84 percent for the three months ended June 30, 2004 from 3.01 percent for the three months ended March 31, 2004. Net interest margin also declined to 3.15 percent for the three months ended June 30, 2004 from 3.35 percent for the three months ended March 31, 2004. The narrowing of interest rate spreads and margin during the quarter also reflected the impact of the repayment and refinancing of higher yielding loans.

Noninterest Income
Total noninterest income for the three months ended June 30, 2004 increased 61.7 percent to $6.3 million compared to $3.9 million for the three months ended June 30, 2003. This improvement was related to a reduction in the valuation allowance on the Bank’s mortgage servicing rights (“MSR”) of $1.2 million. In the same three month period ended June 30, 2003, the Bank’s valuation allowance increased $1.4 million. Additionally, the increase for the three month period ended June 30, 2004 was impacted by a $739,000 reduction in MSR amortization expense and an $810,000 increase in deposit account fees partially offset by a $1.9 million reduction in gains on loans held for sale.

For the six months ended June 30, 2004, noninterest income totaled $11.7 million, a 56.0 percent increase, compared to $7.5 million for the same period one year ago. The increase in year-to-date noninterest income in 2004 when compared to the same period in 2003 was related to a $1.2 million reduction in the Bank’s MSR valuation allowance. In the six month period ended June 30, 2003, the Bank’s valuation allowance increased $2.0 million. The noninterest income increase for the six months ended June 30, 2004 was further affected by a $1.6 million increase in deposit account fees, a $1.5 million gain associated with the merger of the Bank’s defined benefit pension plan with an unrelated third party plan and a $1.4 million reduction in MSR amortization expense partially offset by a $3.6 million reduction in gains on loans held for sale.

Noninterest Expense
Total noninterest expense increased to $13.4 million for the quarter ended June 30, 2004 compared to $11.7 million for the same quarter one year ago. Noninterest expense for the six months ended June 30, 2004 amounted to $26.0 million compared to $22.8 million for the same period in 2003. Growth in noninterest expense during the three and six month periods ended June 30, 2004, when compared to the respective periods in 2003, was primarily the result of increased compensation expense due to staff additions and annual salary increases and increases in expenses associated with the Company’s Management Recognition and Retention Plan and Employee Stock Ownership Plan.

Asset Quality
At June 30, 2004, nonperforming loans amounted to $3.5 million, or 0.17 percent of net loans, compared to $3.6 million, or 0.18 percent of net loans, at December 31, 2003. Nonperforming assets rose to $4.6 million, or 0.21 percent of total assets, at June 30, 2004 compared to $4.3 million, or 0.19 percent of total assets, at December 31, 2003. When measured against Company levels one year ago, both nonperforming loans and nonperforming assets at June 30, 2004 have declined 44.5 percent and 28.0 percent, respectively.

For the three month period ended June 30, 2004, the Company increased its provision for loan losses to $1.1 million compared to $515,000 for the same period one year ago. As a result of increases in loan loss provisions, the Company’s allowance for loan losses as a percent of net loans was 1.00 percent at June 30, 2004 compared to 0.96 percent at December 31, 2003.

Total charged off loans, net of recoveries, amounted to $305,000 and $739,000 for the three and six months ended June 30, 2004, respectively, compared to $173,000 and $469,000 for the same periods in 2003. Charged off loans during both 2004 periods consisted primarily of automobile and other consumer-related loans.

Consolidated Balance Sheet
Total assets at June 30, 2004 were $2.3 billion, a $47.4 million, or 2.1 percent, increase compared to $2.2 billion at December 31, 2003. Year-to-date asset growth is attributable primarily to a $52.7 million increase in net loans.

Total liabilities grew $78.9 million, or 4.1 percent, to $2.0 billion at June 30, 2004 compared to $1.9 billion at December 31, 2003. Liability growth during the first six months of 2004 was driven primarily by a $107.3 million increase in deposits partially offset by a $25.9 million decline in FHLB advances and other borrowings.

Shareholders’ equity declined $31.5 million, or 10.7 percent, to $263.6 million at June 30, 2004 compared to $295.1 million at December 31, 2003. The net decline in year-to-date shareholders’ equity is primarily the result of a $44.7 million repurchase of Company stock during the second quarter of 2004 and $1.8 million paid in shareholder dividends.

During the three month period ended June 30, 2004, the Company repurchased 2,031,757, or ten percent, of its common outstanding shares to complete a second share repurchase plan. Since October 2003, the Company has repurchased nearly 4.3 million shares. At the July 2004 Board of Directors meeting, the Board authorized the repurchase of an additional ten percent, or up to 1,828,581 shares, of the Company’s outstanding stock.

The Board also declared a second quarterly dividend following the payment of its inaugural quarterly dividend on March 31, 2004. Shareholders of record at June 15, 2004 received payment of a cash dividend of $0.05 per share on June 30, 2004.

Under federal regulatory guidelines, the Bank exceeds all mandated capital requirements and continues to be considered a “well capitalized” financial institution.

Other Developments
In late April, the Company completed the issuance of $30.0 million of trust preferred securities at a variable interest rate indexed to the three-month LIBOR rate. The securities, which are callable at par in June 2009 and mature in June 2034, were issued to provide funding for common stock repurchases and other general corporate purposes.

Also in late April, the Bank opened a new, state-of-the-art retail banking facility in a growing market area of southwest Omaha, Nebraska. Positioned as the Company’s latest “Bank of the Future” model, the new office facility offers customers cutting edge banking technology with a unique retail atmosphere and expanded financial services.

On March 30, 2004, the Company entered into an agreement to acquire United Nebraska Financial Co., the holding company for United Nebraska Bank. The Company received federal regulatory approval to acquire United Nebraska Financial Co. on July 26, 2004 with closing anticipated during the third quarter of 2004. The transaction is expected to be accretive to earnings within the first year of operation. United Nebraska Bank is the eighth largest financial institution headquartered in Nebraska with total assets of $506.3 million at March 31, 2004 and has 16 banking offices primarily located throughout central and western Nebraska.

Corporate Profile
TierOne Corporation is the parent company of TierOne Bank, a $2.3 billion federally chartered savings bank and the largest financial institution headquartered in Lincoln, Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer and commercial banking products and services through a geographically diverse network of 57 banking offices located in Nebraska, Iowa and Kansas and four loan production offices located in Colorado and Minnesota.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income; competitive factors which could affect net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated difficulties in realizing the growth opportunities and cost savings from the acquisition of United Nebraska Financial Co., unanticipated issues related to the completion of the acquisition and the resultant integration of United Nebraska Financial Co. and United Nebraska Bank; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Balance Sheets
June 30, 2004 (Unaudited) and December 31, 2003

(Dollars in thousands, except per share data)	June 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$34,616	$34,901
Investment securities:
Held to maturity, at cost which approximates fair value	135	142
Available for sale, at fair value	37,678	43,515
Mortgage-backed securities, available for sale, at fair value	12,804	15,712
Loans receivable:
Net loans (includes loans held for sale of $10,864 and $7,083
at June 30, 2004 and December 31, 2003, respectively)	2,088,846	2,036,182
Allowance for loan losses	(20,886)	(19,586)

Net loans after allowance for loan losses	2,067,960	2,016,596

Federal Home Loan Bank stock	37,792	37,143
Premises and equipment, net	28,975	27,587
Accrued interest receivable	9,477	9,678
Other assets	25,832	22,594

Total assets	2,255,269	2,207,868

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits	$1,324,074	$1,216,763
Advances from Federal Home Loan Bank and other borrowings	619,752	645,696
Advance payments from borrowers for taxes, insurance and
other escrow funds	21,274	22,206
Accrued interest payable	5,166	5,259
Accrued expenses and other liabilities	21,407	22,855

Total liabilities	1,991,673	1,912,779

Shareholders' equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,285,811 and 20,317,568 shares issued and outstanding at
at June 30, 2004 and December 31, 2003	226	226
Additional paid-in capital	355,051	354,054
Retained earnings, substantially restricted	35,699	25,833
Treasury stock, at cost; 4,289,264 and 2,257,507 shares at
June 30, 2004 and December 31, 2003, respectively	(98,300)	(53,613)
Unallocated common stock held by Employee Stock
Ownership Plan	(15,426)	(16,179)
Unearned common stock held by Management
Recognition and Retention Plan	(13,618)	(14,982)
Accumulated other comprehensive income (loss), net	(36)	(250)

Total shareholders' equity	263,596	295,089
Commitments and contingent liabilities

Total liabilities and shareholders' equity	$2,255,269	$2,207,868

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Interest income:
Loans receivable	$27,074	$27,373	$54,237	$54,166
Investment securities	903	1,115	1,830	2,147
Other interest-earning assets	--	--	--	99

Total interest income	27,977	28,488	56,067	56,412

Interest expense:
Deposits	5,877	5,866	11,532	12,089
Advances from Federal Home Loan Bank and
other borrowings	4,965	4,530	9,652	8,594

Total interest expense	10,842	10,396	21,184	20,683

Net interest income	17,135	18,092	34,883	35,729
Provision for loan losses	1,105	515	2,039	1,687

Net interest income after provision
for loan losses	16,030	17,577	32,844	34,042

Noninterest income:
Fees and service charges	4,697	612	7,810	1,579
Income (loss) from real estate operations, net	(32)	26	(109)	8
Net gain (loss) on sales of:
Investment securities	312	--	312	--
Loans held for sale	705	2,653	1,021	4,608
Real estate owned	44	(93)	44	(79)
Gain on pension plan curtailment	--	--	1,456	--
Other operating income	569	695	1,202	1,406

Total noninterest income	6,295	3,893	11,736	7,522

Noninterest expense:
Salaries and employee benefits	7,808	7,096	15,672	13,415
Occupancy, net	1,551	1,328	3,017	2,759
Data processing	463	407	967	818
Advertising	948	904	1,641	1,628
Other operating expense	2,632	2,007	4,701	4,215

Total noninterest expense	13,402	11,742	25,998	22,835

Income before income taxes	8,923	9,728	18,582	18,729
Income tax expense	3,348	3,593	6,947	6,899

Net income	$5,575	$6,135	$11,635	$11,830

Net income per common share, basic	$0.33	$0.29	$0.67	$0.57

Net income per common share, diluted	$0.32	$0.29	$0.66	$0.57

Dividends declared per common share	$0.05	$--	$0.10	$--

Average common shares outstanding, basic (000's)	16,998	20,828	17,396	20,824

Average common shares outstanding, diluted (000's)	17,283	21,012	17,733	20,929

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	June 30, 2004	December 31, 2003
Selected Financial and Other Data:
Total assets	$2,255,269	$2,207,868
Cash and cash equivalents	34,616	34,901
Investment securities:
Held to maturity, at cost which approximates fair value	135	142
Available for sale, at fair value	37,678	43,515
Mortgage-backed securities, available for sale, at fair value	12,804	15,712
Loans receivable:
Loans held for sale	10,864	7,083
Total loans receivable	2,295,898	2,211,372
Unamortized premiums, discounts and deferred loan fees	8,102	10,790
Undisbursed portion of construction and land
development loans in process	(226,018)	(193,063)

Net loans	2,088,846	2,036,182
Allowance for loan losses	(20,886)	(19,586)

Net loans after allowance for loan losses	2,067,960	2,016,596

Deposits	1,324,074	1,216,763
Advances from Federal Home Loan Bank and other borrowings	619,752	645,696
Shareholders' equity	263,596	295,089
Nonperforming loans	3,544	3,616
Nonperforming assets	4,637	4,294
Allowance for loan losses	20,886	19,586
Nonperforming loans as a percent of net loans	0.17%	0.18%
Nonperforming assets as a percent of total assets	0.21%	0.19%
Allowance for loan losses as a percent of
nonperforming loans	589.33%	541.65%
Allowance for loan losses as a percent of net loans	1.00%	0.96%

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Operating Ratios:	2004	2003	2004	2003
Average yield on interest-earning assets	5.15%	5.62%	5.22%	5.76%
Average rate on interest-bearing liabilities	2.31%	2.51%	2.30%	2.60%
Average interest rate spread	2.84%	3.11%	2.92%	3.16%
Net interest margin	3.15%	3.57%	3.25%	3.65%
Average interest-earning assets to average
interest-bearing liabilities	116.04%	122.41%	116.63%	123.12%
Net interest income after provision for loan
losses to non-interest expense	119.61%	149.69%	126.33%	149.08%
Total non-interest expense to average assets	2.37%	2.23%	2.32%	2.24%
Efficiency ratio (1)	57.20%	53.41%	55.77%	52.80%
Return on average assets	0.98%	1.16%	1.04%	1.16%
Return on average equity	7.93%	7.04%	8.05%	6.84%
Average equity to average assets	12.42%	16.53%	12.92%	16.93%

(1)	Efficiency ratio is calculated as total other expense divided by the sum of net interest income and total other income.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	June 30, 2004		December 31, 2003
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$472,072	20.47%	$559,134	25.20%
Second mortgage residential	267,811	11.61%	258,121	11.63%
Multi-family residential	102,677	4.45%	99,078	4.47%
Commercial real estate and land	453,102	19.64%	449,152	20.25%
Residential construction	306,621	13.29%	245,782	11.08%
Commercial construction	193,853	8.40%	154,247	6.95%

Total real estate loans	1,796,136	77.86%	1,765,514	79.58%

Business loans	79,199	3.44%	64,522	2.91%

Warehouse mortgage lines of credit	111,219	4.82%	78,759	3.55%

Consumer loans:
Home equity	37,122	1.61%	33,874	1.53%
Home equity line of credit	128,591	5.57%	117,899	5.31%
Home improvement	70,344	3.05%	74,915	3.38%
Automobile	66,514	2.88%	67,351	3.04%
Other	17,637	0.77%	15,621	0.70%

Total consumer loans	320,208	13.88%	309,660	13.96%

Total loans	2,306,762	100.00%	2,218,455	100.00%

Unamortized premiums, discounts
and deferred loan fees	8,102		10,790
Undisbursed portion of construction and
land development loans in process	(226,018)		(193,063)

Net loans	2,088,846		2,036,182
Allowance for loan losses	(20,886)		(19,586)

Net loans after allowance for loan losses	2,067,960		2,016,596

(1) Includes loans held for sale	$10,864		$7,083

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com